Form 8-B



                 SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549



      Registration of Securities of Certain Successor Issuers

             Filed Pursuant to Section 12(b) or (g) of
                The Securities Exchange Act of 1934




                              TW INC.
                              -------
                (To be renamed "Time Warner Inc.")
                ----------------------------------
       (Exact name of registrant as specified in its charter)



         DELAWARE                                    13-3527249
----------------------------                  -----------------------
 (State of incorporation)                        (IRS Employer
                                                  Identification No.)


75 Rockefeller Plaza, New York, New York                 10019
----------------------------------------             -------------
(Address of principal executive offices                (Zip Code)



 Securities to be registered pursuant to Section 12(b) of the Act:

                                             Name of each exchange
Title of each class                          on which each class is
to be so registered                            to be registered
-------------------                          ----------------------

Common Stock,                                New York Stock Exchange
par value $.01 per share                     Pacific Stock Exchange

Preferred Stock Purchase Rights              New York Stock Exchange
                                             Pacific Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.   General Information.
          --------------------

          (a) TW Inc., a Delaware corporation (the "Registrant"), was incorporated on June 12, 1989. On or after the closing date of the succession transaction (as described below), TW Inc. will be renamed "Time Warner Inc."

          (b)  The fiscal year of the Registrant ends on December
               31 of each year.

Item 2.   Transaction of Succession.
          --------------------------

          (a)  Predecessor Entities:

               (i)  Time Warner Inc. ("Time Warner"); and

               (ii) Turner Broadcasting System, Inc. ("TBS").

          (b) Succession Transaction. The description of the succession transaction and the basis upon which the securities of the Registrant are to be issued in exchange for securities of Time Warner and TBS is incorporated by reference to the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus"), which is included as part of the Registration Statement (the "Registration Statement") of the Registrant on Form S-4 (Registration No. 333-11471), as filed with the Securities and Exchange Commission on September 6, 1996. Reference is made to the Section of the Joint Proxy Statement/Prospectus titled
               "Summary--Introduction and Overview of the
               Transaction".

Item 3.   Securities to be Registered.
          ----------------------------

          (a)  Common Stock, par value $.01 per share ("Common
               Stock"):

               (i)   presently authorized: 1,000 shares;

               (ii)  presently issued: 1,000 shares; and

               (iii) held by or for the account of the Registrant:
                     zero shares.

               On or prior to the closing date of the
               succession transaction, the certificate of incorporation of the Registrant will be restated to provide for, among other things, the authority of the Registrant to issue 2,000,000,000 shares of Common Stock.

          (b) Preferred Stock Purchase Rights. A Preferred Stock Purchase Right (a "Right") will be associated with each share of Common Stock. Such Rights are to be issued pursuant to a Rights Agreement (the "Rights Agreement") between the

               Registrant and ChaseMellon Shareholder Services
               L.L.C., as rights agent. As of the date hereof, no such Rights have been issued.

Item 4.   Description of Registrant's Securities to Be Registered.
          --------------------------------------------------------

                    The description of the securities to be
          registered hereby is incorporated by reference to the Joint Proxy Statement/Prospectus. For a description of the Common Stock, reference is made to the Section of the Joint Proxy Statement/Prospectus titled "Description of New Time Warner Capital Stock--New Time Warner Common Stock". For a description of the Rights and the Rights Agreement, reference is made to the Section of the Joint Proxy Statement/Prospectus titled "Description of New Time Warner Capital Stock--New Time Warner Rights Agreement; New Time Warner Series A Preferred Stock".


Item 5.   Financial Statements and Exhibits.
          ----------------------------------

          (a)  Financial Statements: None.

          (b)  Exhibits:

               2.1(a) Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 22, 1995, among Time Warner, the Registrant, Time Warner Acquisition Corp., TW Acquisition Corp. and TBS (incorporated by reference to Appendix A- 1(a) to the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus"), which is included as part of the Registration Statement (the "Registration Statement") of the Registrant on Form S-4 (Registration No. 333-11471), as filed with the Securities and Exchange Commission on September 6, 1996; Exhibits A-1, A-2, B, C-1 and C-2 to the Merger Agreement are incorporated by reference to Exhibit 2(a) to the Current Report on Form 8-K dated
                       November 16, 1995 of Time Warner (File No.
                       1-8637)).

               2.1(b)  Amendment No. 1 dated as of
                       August 8, 1996 to the Merger Agreement
                       (incorporated by reference to Appendix A-1(b) to the Joint Proxy Statement/Prospectus).

               3.1(a)* Form of Restated Certificate of
                       Incorporation of the Registrant.

               3.1(b) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of Series LMC Stock of the Registrant (incorporated by reference to Exhibit 10(a) to the Current Report on Form 8-K dated September 6, 1996 of Time Warner (File No. 1-8637)(the "September Form 8-K")).

               3.1(c) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of Series LMCN-V Stock of the Registrant (incorporated by reference to Exhibit 10(a) to the September Form 8-K).

               3.1(d) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of Series A Participating Cumulative Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(d) to the Registration Statement).

               3.1(e) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of Series D Convertible Preferred Stock of the Registrant (incorporated by reference to
                       Exhibit 3.1(e) to the Registration
                       Statement).

               3.1(f) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of Series E Convertible Preferred Stock of the Registrant (incorporated by reference to
                       Exhibit 3.1(f) to the Registration
                       Statement).

               3.1(g) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of Series F Convertible Preferred Stock of the Registrant (incorporated by reference to
                       Exhibit 3.1(g) to the Registration
                       Statement).

               3.1(h) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of Series G Convertible Preferred Stock of the Registrant (incorporated by reference to
                       Exhibit 3.1(h) to the Registration
                       Statement).

               3.1(i) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of Series H Convertible Preferred Stock of the Registrant (incorporated by reference to
                       Exhibit 3.1(i) to the Registration
                       Statement).

               3.1(j) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of Series I Convertible Preferred Stock of the Registrant (incorporated by reference to
                       Exhibit 3.1(j) to the Registration
                       Statement).

               3.1(k) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of Series J Convertible Preferred Stock of the Registrant (incorporated by reference to
                       Exhibit 3.1(k) to the Registration
                       Statement).

               3.1(l) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of 10 1/4% Series L Exchangeable Preferred Stock of the Registrant (incorporated by reference to
                       Exhibit 3.1(l) to the Registration
                       Statement).

               3.1(m) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of 10 l/4% Series M Exchangeable Preferred Stock of the Registrant (incorporated by reference to
                       Exhibit 3.1(m) to the Registration
                       Statement).

               3.1(n)* Form of Certificate of Amendment of
                       Restated Certificate of Incorporation of the Registrant.

               3.2     Form of By-laws of the Registrant
                       (incorporated by reference to Exhibit 3.2 to the Registration Statement).

               4.1     Form of Rights Agreement, between the
                       Registrant and ChaseMellon Shareholder
                       Services L.L.C., as Rights Agent
                       (incorporated by reference to Exhibit 4.1 to the Registration Statement).

              10.1 Second Amended and Restated LMC Agreement (the "LMC Agreement"), dated as of September 22, 1995, among the Registrant, Time Warner, Liberty Media Corporation ("LMC") and certain subsidiaries of LMC (incorporated by reference to Appendix A-2 to the Joint Proxy Statement/Prospectus; Exhibits A, B, C, D, F, G, J, K and L to the LMC Agreement are incorporated by reference to Exhibit 10(a) to the September Form 8-K).

              10.2     Shareholders' Agreement (the
                       "Shareholders' Agreement"), dated as of
                       September 22, 1995, among Time Warner, R.
                       E. Turner and certain associates and
                       affiliates of R. E. Turner (incorporated by reference to Appendix A-3 to the Joint Proxy Statement/Prospectus; Schedule I to the Shareholders' Agreement is incorporated by reference to Exhibit 10(a) to the Current Report on Form 8-K dated September 22, 1995 of Time Warner (File No. 1-8637)).

              21*      Subsidiaries of the Registrant.



-----------------
*  Filed herewith

                             SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 1st day of October, 1996.

                                    TW INC.

                                    by  /s/ Thomas W. McEnerney
                                        ----------------------------
                                        Name:  Thomas W. McEnerney
                                        Title:  Vice President

                         INDEX TO EXHIBITS


2.1(a)  Amended and Restated Agreement and Plan of Merger (the
        "Merger Agreement"), dated as of September 22, 1995, among
        Time Warner, the Registrant, Time Warner Acquisition Corp., TW Acquisition Corp. and TBS (incorporated by reference to Appendix A-1(a) to the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus"), which is included as part of the Registration Statement (the "Registration Statement") of the Registrant on Form S-4 (Registration No. 333-11471), as filed with the Securities and Exchange Commission on September 6, 1996; Exhibits A-1, A-2, B, C-1 and C-2 to the Merger
        Agreement are incorporated by reference to Exhibit 2(a) to the Current Report on Form 8-K dated November 16, 1995 of Time
        Warner (File No. 1- 8637)).

2.1(b)  Amendment No. 1 dated as of August 8, 1996 to the Merger
        Agreement (incorporated by reference to Appendix A-1(b) to the Joint Proxy Statement/Prospectus).

3.1(a)* Form of Restated Certificate of Incorporation of the
        Registrant.

3.1(b) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of Series LMC Stock of the Registrant (incorporated by reference to Exhibit 10(a) to the Current Report on Form 8-K dated September 6, 1996 of Time Warner (File No. 1-8637)(the "September Form 8-K")).

3.1(c)  Form of Certificate of the Voting Powers, Designations,
        Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or
        Restrictions Thereof, of Series LMCN-V Stock of the Registrant (incorporated by reference to Exhibit 10(a) to the September Form 8-K).

3.1(d) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of Series A Participating Cumulative Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(d) to the Registration Statement).

3.1(e)  Form of Certificate of the Voting Powers, Designations,
        Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or
        Restrictions Thereof, of Series D Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(e) to the Registration Statement).

3.1(f)  Form of Certificate of the Voting Powers, Designations,
        Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or
        Restrictions Thereof, of Series E Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(f) to the Registration Statement).

3.1(g)  Form of Certificate of the Voting Powers, Designations,
        Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or
        Restrictions Thereof, of Series F Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(g) to the Registration Statement).

3.1(h)  Form of Certificate of the Voting Powers, Designations,
        Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or
        Restrictions Thereof, of Series G Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(h) to the Registration Statement).

3.1(i)  Form of Certificate of the Voting Powers, Designations,
        Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or
        Restrictions Thereof, of Series H Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(i) to the Registration Statement).

3.1(j)  Form of Certificate of the Voting Powers, Designations,
        Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or
        Restrictions Thereof, of Series I Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(j) to the Registration Statement).

3.1(k)  Form of Certificate of the Voting Powers, Designations,
        Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or
        Restrictions Thereof, of Series J Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(k) to the Registration Statement).

3.1(l) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of 10 1/4% Series L Exchangeable Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(l) to the Registration Statement).

3.1(m) Form of Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of 10 l/4% Series M Exchangeable Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1(m) to the Registration Statement).

3.1(n)* Form of Certificate of Amendment of Restated Certificate of
        Incorporation of the Registrant.

3.2 Form of By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registration Statement).

4.1     Form of Rights Agreement, between the Registrant and
        ChaseMellon Shareholder Services L.L.C., as Rights Agent
        (incorporated by reference to Exhibit 4.1 to the Registration
        Statement).

10.1 Second Amended and Restated LMC Agreement (the "LMC Agreement"), dated as of September 22, 1995, among the Registrant, Time Warner, Liberty Media Corporation ("LMC") and certain subsidiaries of LMC (incorporated by reference to Appendix A-2 to the Joint Proxy Statement/Prospectus; Exhibits A, B, C, D, F, G, J, K and L to the LMC Agreement are incorporated by reference to Exhibit 10(a) to the September Form 8-K).

10.2 Shareholders' Agreement (the "Shareholders' Agreement"), dated as of September 22, 1995, among Time Warner, R. E. Turner and certain associates and affiliates of R. E. Turner (incorporated by reference to Appendix A-3 to the Joint Proxy Statement/Prospectus; Schedule I to the Shareholders' Agreement is incorporated by reference to Exhibit 10(a) to the Current Report on Form 8-K dated September 22, 1995 of Time Warner (File No. 1-8637)).


21*     Subsidiaries of the Registrant.

-----------------
*  Filed herewith